Exhibit 4.6

ENGINE MEDIA HOLDINGS, INC.

Interim Condensed Consolidated Financial Statements

(Unaudited)

For the three months ended

November 30, 2020 and 2019

(Expressed in United States Dollars)

Engine Media Holdings, Inc. November 30, 2020 and 2019 (Unaudited)

Engine Media Holdings, Inc.

Management’s Responsibility for Financial Reporting and Notice to Reader

For the three months ended November 30, 2020 and 2019

(Expressed in United States Dollars)

(Unaudited)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying interim condensed consolidated financial statements of Engine Media Holdings, Inc. (the “Company”) are the responsibility of management and the Board of Directors.

The interim condensed consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the interim condensed consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the statement of financial position date. In the opinion of management, the interim condensed consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Accounting Standard 34 - Interim Financial Reporting using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established processes, which are in place to provide it with sufficient knowledge to support management representations that it has exercised reasonable diligence in that (i) the interim condensed consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of, and for the periods presented by, the interim condensed consolidated financial statements and (ii) the interim condensed consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the interim condensed consolidated financial statements.

The Board of Directors are responsible for reviewing and approving the interim condensed consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. The Company’s Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the interim condensed consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the interim condensed consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

NOTICE TO READER

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared by and are the responsibility of management. The unaudited interim condensed consolidated financial statements have not been reviewed by the Company’s auditors.

Engine Media Holdings, Inc. Interim Condensed Consolidated Statements of Financial Position As at November 30, 2020 and August 31, 2020 (Expressed in United States Dollars) (Unaudited)

	Note	November 30, 2020	August 31, 2020
		$	$

ASSETS
Current
Cash and cash equivalents		2,726,563	5,243,278
Restricted cash	13	340,911	388,587
Accounts and other receivables	6	5,222,659	3,845,890
Government remittances		1,021,425	1,125,912
Prepaid expenses and other		1,359,005	1,571,806
		10,670,563	12,175,473

Investment in associate	7	1,985,322	2,052,008
Property and equipment	8	407,758	409,389
Goodwill	9	18,812,710	18,785,807
Intangible assets	10	14,964,296	19,442,322
Right-of-use assets	11	521,379	550,478
		36,691,465	41,240,004
		47,362,028	53,415,477

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Engine Media Holdings, Inc. Interim Condensed Consolidated Statements of Financial Position (Cont’d) As at November 30, 2020 and August 31, 2020 (Expressed in United States Dollars) (Unaudited)

		November 30,	August 31,
	Note	2020	2020
		$	$

LIABILITIES
Current
Accounts payable and accrued liabilities		17,378,824	17,144,346
Players liability account	13	340,911	388,587
Deferred revenue		663,651	553,395
Lease obligation, current	12	189,874	185,671
Line of credit	14(c)	4,979,877	4,919,507
Long-term debt, current	16	97,871	97,702
Promissory notes payable	14(a)	2,018,100	3,818,920
Deferred purchase consideration	22(d)	-	333,503
Warrant liability	17	10,246,146	14,135,321
Contingent performance share obligation, current	23	-	262,067
		35,915,254	41,839,019

Convertible debt	15	16,253,594	10,793,459
Lease obligation, non-current	12	337,634	386,477
Long-term debt, non-current	16	66,730	133,230
		16,657,958	11,313,166
		52,573,212	53,152,185

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	18	70,011,418	69,380,807
Shares to be issued	23	-	1,059,214
Contributed surplus		4,885,068	4,034,323
Foregin currency translation reserve		(2,200,430)	(2,334,275)
Deficit		(78,093,595)	(72,094,162)
		(5,397,539)	45,907
Non-controlling interest		186,355	217,385
		(5,211,184)	263,292
		47,362,028	53,415,477
Going concern	1
Commitments and contingencies	22
Subsequent events	27

Approved on Behalf of Board:	“Steven Zenz”	“Lou Schwartz”
	Director	Director

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Engine Media Holdings, Inc.

Interim Condensed Consolidated Statements of Loss and Comprehensive Loss

For the three months ended November 30, 2020 and 2019

(Expressed in United States Dollars)

(Unaudited)

	Note	2020	2019
		$	$
CONTINUING OPERATIONS
REVENUE
Games development		499,955	532,861
Sponsorship, tournament and event income		49,832	264
Platform revenue		1,436,997	141,282
Advertising revenue		5,122,090	-
Professional services		357,517	133,841
		7,466,391	808,248
EXPENSES
Salaries and wages		3,777,476	1,127,160
Consulting		895,952	500,650
Professional fees		685,852	336,030
Revenue sharing expense		4,491,427	-
Sponsorships and tournaments		364,229	-
Advertising and promotion		859,826	1,124,345
Office and general		705,819	280,284
Technology expenses		580,854	13,350
Accretion expense		-	-
Amortization and depreciation	8, 10, 11	1,416,140	591,191
Share-based payments	19, 20	1,088,638	11,114
Interest expense		408,089	274,477
(Gain) loss on foreign exchange		(37,249)	170,325
Change in fair value of warrant liability	17	(4,759,776)	1,634,324
Change in fair value of convertible debt	15	1,323,745	804,525
		11,801,022	6,867,775
ASSOCIATES
Share of net loss of associate		66,686	-
Net loss for the period before taxes		(4,401,317)	(6,059,527)
Deferred income taxes		-	-
		(4,401,317)	(6,059,527)
DISCONTINUED OPERATIONS
Loss on disposal of Motorsports		(678,931)	-
Motorsports Group	23	(950,215)	(2,026,764)
Net loss for the period		(6,030,463)	(8,086,291)

Net loss attributable to non-controlling interest		31,030	35,100
Net loss attributable to owners of the Company		(5,999,433)	(8,051,191)

OTHER COMPREHENSIVE LOSS
Items that may be reclassified subsequently to profit or loss
Foreign currency translation differences		133,845	(507,853)
Comprehensive loss for the period		(5,865,588)	(8,559,044)
EARNINGS PER SHARE
Basic and diluted earnings per share - continuing operations	5	(0.57)	(36.59)
Basic and diluted earnings per share - discontinued operations	5	(0.21)	(12.31)
Basic and diluted earnings per share	5	(0.78)	(48.90)
Weighted average number of shares outstanding	5	7,699,907	164,659

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Engine Media Holdings, Inc.

Interim Condensed Consolidated Statements of Shareholders’ Equity (Deficiency)

For the three months ended November 30, 2020 and 2019

(Expressed in United States Dollars)

(Unaudited)

	Share capital: Number	Share capital: Amount	Shares to be issued	Contributed surplus	Foregin currency translation reserve	Deficit	Total equity before non-controlling interest	Non-controlling interest	Total equity
	#	$	$	$	$	$	$	$	$

Balance, as at August 31, 2019	156,440	29,613,406	760,216	2,753,037	(1,333,172)	(39,754,120)	(7,960,633)	293,451	(7,667,182)
Share-based payments	-	-	-	11,114	-	-	11,114	-	11,114
Convertible debt conversion	177,067	617,248	-	-	-	-	617,248	-	617,248
Non-controlling interest in subsidiary	-	-	-	(10,887)	-	-	(10,887)	-	(10,887)
Net loss for the period	-	-	-	-	-	(8,051,191)	(8,051,191)	(35,100)	(8,086,291)
Foreign currency translation differences	-	-	-	-	(507,853)	-	(507,853)	-	(507,853)
Balance, as at November 30, 2019	333,507	30,230,654	760,216	2,753,264	(1,841,025)	(47,805,311)	(15,902,202)	258,351	(15,643,851)

Balance, as at August 31, 2020	7,746,136	69,380,807	1,059,214	4,034,323	(2,334,275)	(72,094,162)	45,907	217,385	263,292
Share-based payments	-	-	-	1,088,638	-	-	1,088,638	-	1,088,638
Shares issued on vesting of RSUs	66,666	410,189	-	(230,189)	-	-	180,000	-	180,000
Convertible debt conversion	36,666	164,343	-	-	-	-	164,343	-	164,343
Common shares issued on exercise of warrants	7,166	56,079	-	-	-	-	56,079	-	56,079
Disposal of Motorsports	-	-	(1,059,214)	-	-	-	(1,059,214)	-	(1,059,214)
Non-controlling interest in subsidiary	-	-	-	(7,704)	-	-	(7,704)	-	(7,704)
Net loss for the period	-	-	-	-	-	(5,999,433)	(5,999,433)	(31,030)	(6,030,463)
Foreign currency translation differences	-	-	-	-	133,845	-	133,845	-	133,845
Balance, as at November 30, 2020	7,856,634	70,011,418	-	4,885,068	(2,200,430)	(78,093,595)	(5,397,539)	186,355	(5,211,184)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Engine Media Holdings, Inc. Interim Condensed Consolidated Statements of Cash Flows For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

	2020	2019
	$	$
OPERATING ACTIVITIES
Net loss for the period before non-controlling interest	(6,030,463)	(8,086,291)
Items not affecting cash:
Amortization and depreciation	1,617,475	592,806
Loss on disposal of Motorsports	678,931	-
Share of net loss of associate	66,686	-
Change in fair value of warrant liability	(4,759,776)	1,634,324
Change in fair value of convertible debt	1,323,745	804,525
Unrealized foreign exchange (gain)	-	(362,944)
Accretion of debt	74,383	14,724
Share-based payments	1,088,638	11,114
	(5,940,381)	(5,391,742)
Changes in non-cash working capital:
Restricted cash	47,676	-
Accounts and other receivables	(1,402,037)	(101,272)
Government remittances	79,392	(150,005)
Prepaid expenses and other	188,688	103,689
Accounts payable and accrued liabilities	1,497,138	1,866,057
Players liability account	(47,676)	-
Deferred revenue	110,256	110,033
	473,437	1,828,502
	(5,466,944)	(3,563,240)
INVESTING ACTIVITIES
Purchase of property and equipment	(64,145)	(59,472)
Purchase of intangible assets	(11,797)	-
Cash from disposal of Motorsports	24,348	(400,000)
	(51,594)	(459,472)
FINANCING ACTIVITIES
Proceeds from convertible debentures	4,901,393	-
Net proceeds (payments) from promissory notes payable	(1,800,820)	1,687,631
Proceeds from exercise of warrants	44,675	-
Payments on lease financing	(54,260)	-
Payments on long-term debt	(80,744)	(27,528)
	3,010,244	1,660,103
Impact of foreign exchange on cash	(8,421)	-
Change in cash and cash equivalents	(2,516,715)	(2,362,609)

Cash and cash equivalents, beginning of period	5,243,278	2,827,014
Cash and cash equivalents, end of period	2,726,563	464,405

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

1.	Corporate information and going concern

(a)	Corporate information

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) (“Engine Media” or the “Company”) was incorporated under the Business Corporations Act (Ontario) on April 8, 2011. The registered head office of the Company is 77 King St. West, Suite 3000, PO Box 95, TD Centre – North Tower, Toronto, Ontario, M5K 1G8, Canada.

The Company focuses on accelerating new, live, immersive esports and interactive gaming experiences for consumers through its partnerships with traditional and emerging media companies and providing online interactive technology and monetization services.

(b)	Going concern

These interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern, and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profit levels of operations.

The Company has not yet realized profitable operations and has incurred significant losses to date resulting in a cumulative deficit of $78,093,595 as at November 30, 2020 (August 31, 2020 – $72,094,162). The recoverability of the carrying value of the assets and the Company’s continued existence is dependent upon the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary. The Company raised $17.8 million in a private placement of units in January 2021 (Note 27) and plans to raise additional amounts. While management has been historically successful in raising the necessary capital, it cannot provide assurance that it will be able to execute on its business strategy or be successful in future financing activities. As at November 30, 2020, the Company had a working capital deficiency of $25,244,691 (August 31, 2020 – working capital deficiency of $29,663,546) which is comprised of current assets less current liabilities. The Company also faces uncertain future impacts from COVID-19 (Note 3(b)).

These conditions indicate the existence of material uncertainties that cast significant doubt about the Company’s ability to continue as a going concern. Changes in future conditions could require material write downs of the carrying values of goodwill and other long-lived intangibles.

2.	Basis of preparation

(a)	Statement of compliance

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These unaudited interim condensed consolidated financial statements are prepared on a basis consistent with the accounting policies disclosed in the audited consolidated financial statements for the fiscal year ended August 31, 2020; and should be read in conjunction with those audited consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

2.	Basis of preparation (cont’d)

(a)	Statement of compliance (cont’d)

These interim condensed consolidated financial statements were authorized for issuance by the Board of Directors of the Company on January 28, 2021.

(b)	Basis of consolidation

The interim condensed consolidated financial statements comprise the accounts of the Company and its controlled subsidiaries. The financial statements of subsidiaries are included in the interim condensed consolidated financial statements from the date that control commences until the date that control ceases. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The Company’s material subsidiaries as at November 30, 2020 are as follows:

Name of Subsidiary	Country of Incorporation	Ownership Percentage	Functional Currency
PGL Consulting Services Inc.	Canada	100%	US Dollar
Pro Gaming League Inc.	Canada	100%	US Dollar
Pro Gaming League Nevada Inc.	USA	100%	US Dollar
Millennial Esports California Corp.	USA	100%	US Dollar
Stream Hatchet S.L.	Spain	100%	Euro
Eden Games S.A.	France	96%	Euro
Frankly Media LLC	USA	100%	US Dollar
WinView, Inc.	USA	100%	US Dollar
UMG Media Ltd.	Canada	100%	Canadian Dollar

Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

2.	Basis of preparation (cont’d)

(c)	Functional and presentation currency

The functional currency of the Company is the US Dollar (“USD). The functional currencies of the Company’s subsidiaries are disclosed in Note 2(b). The presentation currency of the interim condensed consolidated financial statements is the US Dollar (“USD”).

(d)	Expense reclassifications

For comparability, certain amounts for the three months ended November 30, 2019 have been reclassified to conform with classifications adopted for the year ended August 31, 2020. With the significant acquisitions of UMG, Media Ltd. (UMG), Frankly Inc. (Frankly) and WinView, Inc. (WinView) during fiscal 2020, many of the prior expense classifications for the three months ended November 30, 2019 did not best represent the nature of the ongoing business. These reclassifications had no effect on net loss or shareholders’ equity (deficiency).

(e)	Income taxes

The Company had no income tax expense for the three months ended November 30, 2020 and 2019. At November 30, 2020, deferred tax assets have not been recognized because it has not been determined as probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

3.	Significant judgments, estimates and assumptions

The preparation of these interim condensed consolidated financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as at the date of the interim condensed consolidated financial statements.

On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenues, and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions. Significant estimates and judgments made by management in the preparation of these interim condensed consolidated financial statements are outlined below.

The assessment of the Company’s ability to execute its strategy by funding future working capital requirements involves judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. There is a material uncertainty regarding the Company’s ability to continue as a going concern.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

3.	Significant judgments, estimates and assumptions (cont’d)

(a)	Significant estimates and critical judgments

Information about significant estimates and critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the interim condensed consolidated financial statements is included in the following notes:

Note 1	Going concern;
Note 26	Expected credit losses;
Note 17	Valuation of warrant liability;
Notes 9 and 10	Goodwill and intangible assets;
Notes 19 and 20	Valuation of share-based payments;
Note 15	Valuation of convertible debt; and
Note 22	Contingencies.

(b)	Uncertainty about the effects of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged and has since extensively impacted global health and the economic environment. To contain the spread of COVID-19, domestic and international governments around the world enacted various measures, including orders to close all businesses not deemed “essential,” quarantine orders for individuals to stay in their homes or places of residence, and to practice social distancing when engaging in essential activities. It is anticipated that these actions and the global health crisis caused by COVID-19 will continue to negatively impact many business activities and financial markets across the globe.

The fact that our business has increasingly shifted to digital channels, we have increased flexibility as we navigate through the uncertain environment and near-term implications of the COVID-19 pandemic. The impact of the pandemic on our business has been mixed thus far. While we have seen some increase in demand for our digital products and services, however, this demand has been more than offset by reduction in spending by our customers.

In an effort to protect the health and safety of our employees, the majority of our workforce is currently working from home and we have placed restrictions on non-essential business travel. We have implemented business continuity plans and have increased support and resources to enable our employees to work remotely and thus far our business has been able to operate with minimal disruption.

The global COVID-19 pandemic remains a rapidly evolving situation. We will continue to actively monitor the developments of the pandemic and may take further actions that could alter our business operations as may be required by federal, state, local, or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and shareholders. It is not clear what effects any such potential actions may have on our business, including the effects on our employees, players and consumers, customers, partners, development and content pipelines, our reputation, financial condition, results of operations, revenue, cash flows, liquidity or stock price.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

4.	Changes in significant accounting policies

Certain pronouncements have been issued by the IASB that are not yet effective. There are currently no such pronouncements that are expected to have a significant impact on the Company’s interim condensed consolidated financial statements upon adoption.

5.	Net income (loss) per share

Due to the net loss incurred during the three months ended November 30, 2020 and 2019, all outstanding options, restricted share units and warrants were excluded from diluted weighted-average common shares outstanding as their effect was anti-dilutive. Weighted average common shares outstanding for the three months ended November 30, 2020 and 2019 were 7,699,907 and 164,659, respectively.

6.	Accounts and other receivables

The Company’s accounts and other receivables are comprised of the following:

	November 30, 2020	August 31, 2020
	$	$

Trade accounts receivable	6,039,173	4,690,922
Other receivables	56,524	29,406
Allowance for doubtful accounts	(873,038)	(874,438)
	5,222,659	3,845,890

A continuity of the Company’s allowance for doubtful accounts is as follows:

	2020	2019
	$	$

Alowance for doubtful accounts, August 31	(874,438)	-
Provision, bad debt expense	-	-
Writeoffs	1,400	-
Alowance for doubtful accounts, November 30	(873,038)	-

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

7.	Investment in associate

2020
$

Balance, August 31, 2020	2,052,008
Equity in loss of One Up	(66,686)
Balance, November 30, 2020	1,985,322

On August 25, 2020, the Company acquired a 20.48% interest in One Up Group, LLC (“One Up”). One Up operates a mobile app which allows gamers to organize and play one-on-one matches with other gamers and compete for money. The Company believes there will be synergies with the WinView business.

The Company accounts for this investment as an investment in associate under the equity method. The Company’s equity in the earnings (loss) of One Up for the three months ended November 30, 2020 was $66,686. One Up, as an entity, had total equity on its balance sheet as at November 30, 2020 of $2,447,218.

8.	Property and equipment

Cost	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2019	54,465	209,126	123,298	386,889
Additions	-	26,364	5,719	32,083
Foreign exchange	-	14,943	8,187	23,130
November 30, 2019	54,465	250,433	137,204	442,102

August 31, 2020	221,653	486,340	173,091	881,084
Additions	-	64,145	-	64,145
Disposal of Motorsports	(2,631)	(47,645)	(18,118)	(68,394)
Foreign exchange	(49)	(432)	(382)	(863)
November 30, 2020	218,973	502,408	154,591	875,972

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

8.	Property and equipment (cont’d)

Accumulated amortization	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2019	51,847	181,089	68,700	301,636
Depreciation	174	1,089	351	1,614
Foreign exchange	-	11,560	4,382	15,942
November 30, 2019	52,021	193,738	73,433	319,192

August 31, 2020	57,517	307,508	106,670	471,695
Depreciation	(120)	15,634	1,772	17,286
Disposal of Motorsports	-	(11,068)	(9,910)	(20,978)
Foreign exchange	10	425	(224)	211
November 30, 2020	57,407	312,499	98,308	468,214

Net book value	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2020	164,136	178,832	66,421	409,389
November 30, 2020	161,566	189,909	56,283	407,758

9.	Goodwill

	2020	2019
	$	$

Balance, August 31	18,785,807	651,354
Impairment	-	-
Effect of foreign exchange	26,903	482
Balance, November 30	18,812,710	651,836

A continuity of the Company’s accumulated impairment losses for goodwill is as follows:

	2020	2019
	$	$

Accumulated impairment losses, August 31	7,375,241	7,192,821
Disposal of Motorsports	(1,398,556)	-
Effect of foreign exchange	422,115	84,017
Accumulated impairment losses, November 30	6,398,800	7,276,838

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

10.	Intangible assets

Cost	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2019	-	760,323	5,055,798	1,662,993	477,592	7,956,706
Foreign exchange	-	(1,076)	(32,421)	(3,550)	(640)	(37,687)
November 30, 2019	-	759,247	5,023,377	1,659,443	476,952	7,919,019

August 31, 2020	9,430,265	1,322,802	10,763,975	2,310,475	3,671,954	27,499,471
Additions	-	-	-	-	11,797	11,797
Disposal of Motorsports	-	-	(3,598,869)	(201,627)	(222,650)	(4,023,146)
Foreign exchange	-	20,516	322,019	101,056	2,866	446,457
November 30, 2020	9,430,265	1,343,318	7,487,125	2,209,904	3,463,967	23,934,579

Accumulated amortization	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2019	-	628,277	2,634,338	673,302	296,061	4,231,978
Amortization	-	22,491	425,403	74,221	13,388	535,503
Foreign exchange	-	(225)	(10,436)	(1,625)	(273)	(12,559)
November 30, 2019	-	650,543	3,049,305	745,898	309,176	4,754,922

August 31, 2020	628,684	793,041	4,909,000	1,077,491	648,933	8,057,149
Amortization	471,513	51,594	779,385	122,746	145,910	1,571,148
Disposal of Motorsports	-	-	(532,412)	(201,627)	(222,650)	(956,689)
Foreign exchange	-	17,427	301,761	49,090	(69,603)	298,675
November 30, 2020	1,100,197	862,062	5,457,734	1,047,700	502,590	8,970,283

Net book value	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2020	8,801,581	529,761	5,854,975	1,232,984	3,023,021	19,442,322
November 30, 2020	8,330,068	481,256	2,029,391	1,162,204	2,961,377	14,964,296

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

10.	Intangible assets (cont’d)

A continuity of the Company’s accumulated impairment losses for intangibles is as follows:

	2020	2019
	$	$

Accumulated impairment losses, August 31	1,739,776	1,585,474
Disposal of Motorsports	(1,697,107)	-
Effect of foreign exchange	(42,669)	97,366
Accumulated impairment losses, November 30	-	1,682,840

11.	Right-of-use assets

	2020	2019
	$	$

Balance, August 31	550,478	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	-	234,215
Acquired	-	-
Depreciation	(29,041)	(26,024)
Effect of foreign exchange	(58)	-
Balance, November 30	521,379	208,191

Right of use assets consist primarily of leases for corporate office facilities and are amortized on a monthly basis over the term of the lease, or useful life, if shorter.

12.	Lease liabilities

Lease liabilities are measured at the present value of the lease payments that were not paid at that date. The lease payments are discounted using an average interest rate of 7.75%, which is the Company’s estimated incremental borrowing rate. The continuity of the lease liabilities is presented in the table below:

	Equipment	Office lease	Total
	$	$	$

Balance, August 31, 2019	-	-	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	-	234,215	234,215
Interest expense	-	1,821	1,821
Payments	-	(27,528)	(27,528)
Balance, November 30, 2019	-	208,508	208,508

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

12.	Lease liabilities (cont’d)

	Equipment	Office lease	Total
	$	$	$

Balance, August 31, 2020	35,457	536,691	572,148
Acquired	-	-	-
Interest expense	562	9,094	9,656
Payments	(3,345)	(50,915)	(54,260)
Effect of foreign exchange	-	(36)	(36)
Balance, November 30, 2020	32,674	494,834	527,508

The Company’s lease obligation is classified between current and non-current liabilities as follows:

	Equipment	Office lease	Total
	$	$	$
As at August 31, 2020:
Less than one year	11,409	174,262	185,671
Greater than one year	24,048	362,429	386,477
Total lease obligation	35,457	536,691	572,148

As at November 30, 2020:
Less than one year	11,595	178,279	189,874
Greater than one year	21,079	316,555	337,634
Total lease obligation	32,674	494,834	527,508

13.	Players liability account

The Players liability account consists of UMG and Winview cash deposited by players, plus any prize winnings, less any fees for match game play and withdrawal requests processed to date. As at November 30, 2020, the players liability account balance is the total amount payable if all players were to request closure of their accounts. As at November 30, 2020, the players account liability and corresponding restricted cash balances were the same.

14.	Promissory notes payable and other borrowings

(a)	Promissory notes

The Company has promissory notes with a balance of $200,000 (August 31, 2020 – $200,000) that are unsecured, due on demand, and bear interest at 18%. As of November 30, 2020, interest of $83,581 has been accrued (August 31, 2020 – $83,435).

The Company, through its Frankly subsidiary, has promissory notes with one party for $200,000 (August 31, 2020 – two parties for $400,000). The notes are unsecured, bear interest at 12%, and are currently due. As of November 30, 2020, interest of $7,161 has been accrued (August 31, 2020 – $14,423).

The Company, through its WinView subsidiary, has a secured promissory note outstanding for amounts due for the provision of services by the noteholder. As of November 30, 2020, $985,671 was due under the note (August 31, 2020 – $1,527,582). The note is secured by the assets of WinView, bears interest at 8%, and is currently due. As of November 30, 2020, interest of $79,263 has been accrued on this note (August 31, 2020 – $63,612).

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

14.	Promissory notes payable and other borrowings (cont’d)

(a)	Promissory notes (cont’d)

The Company, through its UMG subsidiary, has two promissory notes outstanding as at November 30, 2020 in the amount of $117,350 (August 31, 2020 – $112,168), representing principal and accrued interest. The larger note has an outstanding balance of principal and accrued interest at November 30, 2020 of $78,177 (August 31, 2020 – $75,492), has an interest rate of 12% and is currently due.

As of November 30, 2020, the Company, through its UMG subsidiary, has a balance of $330,000 (August 31, 2020 – $330,000) due to a former UMG shareholder. This balance was the remaining cash due for the purchase of UMG Events LLC (subsidiary of UMG Media Ltd.), is currently due, and was non-interest bearing until the due date. As of November 30, 2020, interest of $15,074 has been accrued on this note (August 31, 2020 – $nil).

(b)	Paycheck Protection Program (the “PPP”) loans

In April and May 2020, the Company entered into promissory notes (the “Notes”) with three banks. The Notes evidence loans to the Company of $1,589,559 pursuant to the PPP of the CARES Act administered by the U.S. Small Business Administration (the “SBA”). In accordance with the requirements of the CARES Act, the Company used the proceeds from the loans exclusively for qualified expenses under the PPP, including payroll costs, rent and utility costs, as further detailed in the CARES Act and applicable guidance issued by the SBA.

Interest will accrue on the outstanding balance of the Notes at a rate of 1.00% per annum. However, the Company has applied for and expects to receive forgiveness of all amounts due under the Notes.

Subject to any forgiveness granted under the PPP, the Notes are scheduled to mature in April 2022 and require 18 equal monthly payments of principal and interest beginning November 2020. However, no principal payments are due until the SBA determines whether to forgive the amounts The Notes may be prepaid at any time prior to maturity with no prepayment penalties. The Notes provide for customary events of default, including, among others, those relating to failure to make payments, bankruptcy, breaches of representations, significant changes in ownership, and material adverse effects. The Company’s obligations under the Notes are not secured by any collateral.

Upon the receipt of the proceeds of $1,589,559 from the Notes, the Company accounted for the Notes as a grant in the form of forgivable loan and recorded the amount as a deferred income liability. The liability was reduced as the Company recognized expenses which qualified for forgiveness of the loan. As at August 31, 2020, the Company had incurred greater than $1,589,559 of qualifying expenses and therefore had a remaining deferred income liability of $nil. The Company recognized the impact of the loan forgiveness as an offset against related salaries and wages expense, in the consolidated statement of loss and comprehensive loss for the year ended August 31, 2020.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

14.	Promissory notes payable and other borrowings (cont’d)

(c)	Frankly line of credit

On January 7, 2020, the Company’s Frankly Media LLC subsidiary (“Frankly Media”) entered an agreement with an arm’s length lender, EB Acquisition Company, LLC (the “Lender”), whereby the Lender agreed, subject to the terms and conditions thereof, to provide Frankly Media with a revolving term line of credit in the principal amount of up to $5 million (the “EB Loan”).

The EB Loan had a one-year term, extendable for a second year upon the mutual agreement of Lender and Frankly Media; and is secured by a security interest in Frankly Media’s assets, as well as a guarantee by the Company, secured against the Company’s assets. The EB loan was amended in December 2020 and January 2021 (Note 27). Interest on outstanding balances of the EB Loan accrues at a rate of 10% per annum. The proceeds of the EB Loan were used to supplement Frankly Media’s general working capital.

The carrying value of the line of credit as at November 30, 2020 is $4,979,877 (August 31, 2020 – $4,919,507).

15.	Convertible debt

The continuity of convertible debt for the three months ended November 30, 2020 and 2019, is as follows:

	2019 Series	2020 Series	Total
	$	$	$

Balance, August 31, 2019	12,532,723	-	12,532,723
Conversion - common shares issued	(617,248)	-	(617,248)
Conversion - warrants issued	(611,085)	-	(611,085)
Interest expense	155,553	-	155,553
Effect of foreign exchange	6,393	-	6,393
Change in fair value	804,525	-	804,525
Balance, November 30, 2019	12,270,861	-	12,270,861

	2019 Series	2020 Series	Total
	$	$	$

Balance, August 31, 2020	2,121,869	8,671,590	10,793,459
Issuances	-	4,282,477	4,282,477
Conversion - common shares issued	(164,343)	-	(164,343)
Conversion - warrants issued	(140,880)	-	(140,880)
Interest expense	19,001	137,775	156,776
Accrued interest on conversion	(14,792)	-	(14,792)
Effect of foreign exchange	17,152	-	17,152
Change in fair value	370,969	952,776	1,323,745
Balance, November 30, 2020	2,208,976	14,044,618	16,253,594

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

15.	Convertible debt (cont’d)

(a)	Conversions during the period

During the three months ended November 30, 2020, 2019 Series convertible debentures with a principal amount of CAD$275,000 (2019 – CAD$1,328,000) were converted into 36,666 units (2019 – 177,067), and as a result, the Company issued 36,666 common shares and 36,666 warrants (2019 – 177,067 common shares and 177,067 warrants). The fair value of the convertible debentures at the time of conversion was estimated using the binomial lattice model with the below assumptions:

Share price of CAD$11.65 (2019 – CAD$29.85); term of 1.90 years (2019 – 2.68 and 2.77); conversion price and warrant exercise price of CAD$7.50 (2019 – CAD$7.50); interest rate of 6% (2019 – 6%); expected volatility of 179% (2019 – 150%); risk-free interest rate of 0.25% (2019 – 1.47%); exchange rate of 0.7651 (2019 – 0.7599); and an expected dividend yield of 0% (2019 – 0%). The fair value assigned to these convertible debentures was $305,223 (2019 – $1,228,333).

This value was split between common shares and warrants as $164,343 (2019 – $617,248) and $140,880 (2019 – $611,085), respectively.

(b)	Issuances during the period

During the three months ended November 30, 2020, 2020 Series convertible debentures with a principal amount of $2,901,393 were issued for gross proceeds of $2,901,393. In addition, in November 2020, $2,000,000 of convertible debentures from the Company’s standby convertible debenture facility were issued along with 224,719 warrants for gross proceeds of $2,000,000 (Note 15(f)). Of the gross proceeds of $2,000,000, $1,381,084 was allocated to the convertible debt and $618,916 was allocated to the 224,719 warrants issued (Note 15(f)). The total fair value recorded to convertible debt for issuances above amounted to $4,282,477.

(c)	2019 Series

As at November 30, 2020, the fair value of the 2019 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

2019 Series	November 30, 2020 (CA$)	August 31, 2020 (CA$)

Share price	8.80	11.65
Conversion price	7.50	7.50
Warrant exercise price	7.50	7.50

Term, in years	1.60 - 1.69	1.85 - 1.94
Interest rate	6%	6%
Expected volatility	200.00%	179.00%
Risk-free interest rate	0.23%	0.25%
Exchange rate	0.7717	0.7651
Expected dividend yield	0%	0%

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

15.	Convertible debt (cont’d)

(d)	2020 Series

The 2020 Series debentures will mature twenty-four (24) months from the date of issuance and bear interest at a rate of 5% per annum (subject to adjustment as described below), payable on maturity. At the Company’s option, interest under the 2020 Series debentures is payable in kind in common shares at an issue price which would be based on the trading price of the common shares at the time of such interest payment. The interest rate under the 2020 Series debentures will increase from 5% to 10% per annum on a prospective basis on December 19, 2020, if a public offering has not occurred by that date.

The 2020 Series debenture holders may convert all or a portion of the principal amount of the debentures into units (“Units”) of the Company at a price (the “Conversion Price”) equal to the lesser of (a) $11.25 per Unit, and (b) if such conversion occurs after a public offering of securities by the Company (the “Public Offering”), a fifteen percent (15%) discount to the public offering price, provided that such conversion price shall not be less than $7.50 per Unit.

Notwithstanding the foregoing, if by December 19, 2020, the Company has not obtained registration rights in the United States to allow sale in the United States of the common shares (“Common Shares”) of the Company and the exercise of warrants (the “Warrants”) of the Company to be issued pursuant to the conversion of the 2020 Series debentures, holders of 2020 Series debentures may convert such debentures into Units at $7.50 per Unit.

Each Unit is comprised of one common share and one-half of one Warrant, with each Warrant exercisable into one common share of the Company at an exercise price of $15.00 per share for a period of three years from the issuance of the 2020 Series debentures. Under certain circumstances, the Company shall be entitled to call for the exercise of any outstanding Warrants in the event that the closing trading price of the Company common shares on the NASDAQ is above $30.00 per share for fifteen (15) consecutive trading days.

In the event that the Company’s common shares are listed for trading on the NASDAQ Capital Market and the Company completes a Public Offering for an aggregate amount of at least US$30,000,000, the Company may cause the 2020 Series debentures to be converted at the Conversion Price by the Company delivering a notice to the holder not less than a minimum of 30 days and a maximum 60 days prior to the forced conversion date.

(e)	2020 Series - One Up

These convertible debentures (the “2020 Series One Up” debentures) have identical terms as the 2020 Series debentures except that the minimum conversion price of $7.50 per Unit (as described above) will be US$9.50 per Unit. The 2020 Series One Up convertible debentures had a fair value at issuance of $3,078,550.

(f)	2020 Series – Standby

In September 2020, the Company entered into an $8,000,000 stand-by convertible debenture facility (the “2020 Series Standby” debentures). The 2020 Series Standby Debenture has substantially similar terms as the 2020 Series debentures, except the following: (i) the references to a minimum $7.50 conversion price (as described above) have been changed to $8.90; and (ii) the 2020 Series Standby debentures are only convertible into common shares of the Company, not units. In November 2020, the Company issued 224,719 warrants in connection with this first draw of $2,000,000 of the Standby Debentures, with each warrant exercisable into one common share the Company at an exercise price of $15.00 per share for a period of two years, subject to the same acceleration clause as the warrants underlying the 2020 Series debentures.

The proceeds of $2,000,000 from the first draw were allocated between convertible debt and warrant liability with $1,381,084 allocated to convertible debt and $618,916 allocated to the 224,719 warrants issued.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

15.	Convertible debt (cont’d)

(f)	2020 Series – Standby (cont’d)

The remaining $6,000,000 of convertible debentures that are issuable under this facility have substantially similar terms as the 2020 Series debentures, including conversion into units consisting of one share and one-half warrant, provided that the conversion price of any additional convertible debentures will be based on the market price of the common shares at the time of such subscriptions and are subject to TSX-V approval.

As at November 30, 2020, the fair value of the 2020 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

	2020 Series 30-Nov-20 (US$)	2020 Series 31-Aug-20 (US$)

Share price	6.77	8.92
Conversion price	7.50 - 9.50	7.50 - 9.50
Warrant exercise price	15.00	15.00

Term, in years	1.72 - 1.97	1.97 - 1.98
Interest rate	5% and 10%	5% and 10%
Expected volatility	200.00%	200.00%
Risk-free interest rate	0.15% - 0.16%	0.14%
Expected dividend yield	0%	0%

16.	Long-term debt

The Company has an unsecured, non-interest bearing loan that matures on June 30, 2022. The loan bears interest at 0% per annum. As at August 31, 2020, the present value of the loan was $164,601 (August 31, 2020 – $230,932), accretion having been charged to interest expense on the Company’s consolidated statements of loss and comprehensive loss for three months ended November 30, 2020 of $14,013 (2019 – $14,724). A discount rate of 10% was used (August 31, 2020 – 10%).

Scheduled repayments are: € 90,000 ($107,658) and € 67,500 ($80,744) between 0 – 12 months and 12 – 24 months, respectively, from November 30, 2020.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

17.	Warrant liability

The following table reflects the continuity of the Company’s warrant liability for the three months ended November 30, 2020 and 2019:

Amount
$

Balance at August 31, 2019	296,795
Issued	611,085
Change in fair value	1,634,324
Foreign exchange	1,395
Balance at November 30, 2019	2,543,599

Balance at August 31, 2020	14,135,321
Issued on conversion of convertible debt	140,880
Issued in private placement of convertible debentures	618,916
Exercised	(11,404)
Change in fair value	(4,759,776)
Foreign exchange	122,209
Balance at November 30, 2020	10,246,146

The following table reflects the continuity of the Company’s outstanding warrants for the three months ended November 30, 2020 and 2019:

	Number of	Weighted-average exercise price
	warrants	CAD	USD
	#	$	$

Outstanding, August 31, 2019	29,317	458.40	344.85
Issued	177,067	7.50	5.70
Expired	(2,788)	(56.25)	(42.30)
Oustanding as at November 30, 2019	203,596	70.35	52.95

	Number of	Weighted-average exercise price
	warrants	CAD	USD
	#	$	$

Outstanding, August 31, 2020	2,405,369	9.60	7.36
Issued on conversion of convertible debt	36,666	7.50	5.78
Issued in private placement of convertible debentures	224,719	19.45	15.00
Exercised	(7,166)	8.28	6.39
Expired	(430)	153.81	118.63
Oustanding as at November 30, 2020	2,659,158	10.39	8.01

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

17.	Warrant liability (cont’d)

The following table reflects the warrants issued and outstanding as of November 30, 2020:

		Warrants outstanding			Warrants exercisable
				Average		Weighted number
	Number	Average exercise price		remaining contractual	Weighted number	exercisable price
Expiry date	outstanding	CAD	USD	life (years)	exercisable	CAD	USD
10-May-21	249,589	$9.75	$7.52	0.44	249,589	$9.75	$7.52
15-May-21	268,123	9.75	7.52	0.45	268,123	9.75	7.52
22-May-21	411,664	9.75	7.52	0.47	411,664	9.75	7.52
11-Jul-21	3,955	205.20	158.27	0.61	3,955	205.20	158.27
13-Mar-22	123,159	10.50	8.10	1.28	123,159	10.50	8.10
20-Nov-22	224,719	19.45	15.00	1.97	224,719	19.45	15.00
20-Dec-22	29,066	27.00	20.83	2.05	29,066	27.00	20.83
20-Mar-23	27,777	13.50	10.41	2.30	27,777	13.50	10.41
30-Mar-23	46,909	13.50	10.41	2.33	46,909	13.50	10.41
31-Mar-23	17,222	13.50	10.41	2.33	17,222	13.50	10.41
27-May-23	130,304	13.50	10.41	2.49	130,304	13.50	10.41
8-Jul-24	451,982	7.50	5.78	3.61	451,982	7.50	5.78
25-Jul-24	393,556	7.50	5.78	3.65	393,556	7.50	5.78
8-Aug-24	281,133	7.50	5.78	3.69	281,133	7.50	5.78
	2,659,158	$10.39	$8.01	2.16	2,659,158	$10.39	$8.01

As at November 30, 2020, the fair value of the 2,659,158 warrants outstanding (August 31, 2020 – 2,405,369) was determined to be $10,246,146 (August 31, 2020 – $14,135,321) as calculated using the Black Scholes option pricing model with the following range of assumptions: 0.44 – 3.69 years (August 31, 2020 – 0.23 – 3.94) as expected average life; share price of CAD$8.80 (August 31, 2020 – CAD$11.65); exercise price of CAD$7.50 – CAD$205.20 (August 31, 2020 – CAD$7.50 – CAD$205.20); 115% - 136% expected volatility (August 31, 2020 – 115% - 136%); risk free interest rate of 0.21% - 0.37% (August 31, 2020 – 0.23% - 0.32%); and an expected dividend yield of 0%.

(a)	Warrants exercised during the period

During the three months ended November 30, 2020, the holders of 7,166 warrants (2019 – nil) exercised their right to convert the warrants into the Company’s common shares at an exercise price of CAD$7.50 - $9.75. As a result of the underlying exercise of warrants, the Company received $44,675 in cash proceeds and the intrinsic value of the underlying warrants at the date of exercise of $11,404 was transferred to share capital, for a total addition to share capital of $56,079.

(b)	Warrants issued during the period

The Company issued 36,666 warrants (2019 – 177,067) in connection with conversion of convertible debt (Note 15(a)) and 224,719 warrants (2019 – nil) in connection with the private placement of convertible debentures (Note 15(f)), for a total number of 261,385 warrants issued (2019 – 177,066).

(c)	Warrants issued on conversion of convertible debt

During the three months ended November 30, 2020 the Company issued 36,666 CAD$7.50 warrants (2019 – 177,067 CAD$7.50) in conjunction with the conversion of 36,666 units of convertible debt (2019 – 177,067). Each resulting unit was comprised of one common share of the Company and one common share purchase warrant of

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

17.	Warrant liability (cont’d)

(c)	Warrants issued on conversion of convertible debt

the Company. Each whole warrant entitles the holder to acquire one common share of the Company for a period of five years from the date of issuance of the convertible debt at an exercise price of CAD$7.50 (2019 – CAD$7.50) per warrant. The fair value of the 36,666 warrants (2019 – 177,067) issued was determined to be $140,880 (2019 – $611,085) as calculated using the Black Scholes option pricing model with the following assumptions:

A 3.9 years as expected average life (2019 – 4.61 to 4.91); share price of CAD$11.51 (2019 – CAD$3.75); exercise price of CAD$7.50 (2019 – CAD$7.50); 136% expected volatility (2019 – 136%); risk free interest rate of 0.30% (2019 – 1.36% and 1.55%); and an expected dividend yield of 0% (2019 – 0%).

Volatility is calculated using a weighted approach based on the changes in the Company’s historical stock price and volatility for comparable public companies. The final fair value allocated to the warrants on conversion of convertible debt is based on a relative fair value allocation between the common shares issued and warrants issued on conversion.

(d)	Warrants issued on private placement of standby convertible debentures

During the three months ended November 30, 2020 the Company issued 224,719 warrants in connection with the private placement of convertible debentures under its standby convertible debenture facility (Note 15(f)).

18.	Share capital

(a)	Authorized

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preference shares.

(b)	Issued and outstanding, common shares

	Shares	Consideration
	#	$

Balance, August 31, 2019	156,440	29,613,406
Convertible debt conversion	177,067	617,248
Balance, November 30, 2019	333,507	30,230,654

	Shares	Consideration
	#	$

Balance, August 31, 2020	7,746,136	69,380,807
Shares issued on vesting of RSUs	66,666	410,189
Convertible debt conversion	36,666	164,343
Common shares issued on exercise of warrants	7,166	56,079
Balance, November 30, 2020	7,856,634	70,011,418

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

18.	Share capital (cont’d)

(c)	Activity for the period

During the three months ended November 30, 2020, the Company issued 66,666 common shares upon vesting of an equal number of RSUs (Note 20), issued 36,666 common shares in connection with conversion of convertible debt (Note 15(a)), and issued 7,166 common shares in connection with the exercise of warrants (Note 17(a)).

19.	Stock options

On July 15, 2020, the Company adopted an amended and restated equity incentive plan (“Omnibus Plan”), which amends and restates the equity incentive plan which was previously established as of October 9, 2019. Under the amendments, there were no changes in the terms of previously issued awards. Under the Omnibus Plan, the total number of common shares reserved and available for grant and issuance pursuant to awards shall not exceed 1,501,084 common shares.

Options may be exercisable over periods of up to 10 years as determined by the Board of Directors of the Company and the exercise price shall not be less than the closing price of the shares on the day preceding the award date, subject to regulatory approval.

The following table reflects the continuity of stock options for the three months ended November 30, 2020 and 2019:

		Weighted-average
	Number of stock options	Exercise price	Grant-date fair value	Remaining contractual term
	#	$	$	(yrs.)

Balance, August 31, 2019	6,971	166.20	49.86	5.84
Expired/Cancelled	(5,110)	185.97	55.79
Balance, November 30, 2019	1,861	123.54	37.06	5.76

Balance, August 31, 2020	253,121	12.73	4.39	4.31
Expired/Cancelled	(2,353)	112.73	29.40
Balance, November 30, 2020	250,768	11.79	4.43	4.06

Vested and expected to vest, November 30, 2020	246,054	11.91	4.42	3.97
Exerciseable as at November 30, 2020	203,581	13.23	4.27	2.92

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

19.	Stock options (cont’d)

The following tables reflect the stock options issued and outstanding as of August 31, 2020:

	Outstanding		Weighted average exercise price	Weighted average remaining contractual term
Expiry date	options	CAD	USD	(Years)
11-Jul-21	632	164.40	126.58	0.61
15-Jul-21	9,490	41.10	31.64	0.62
10-Dec-21	1,564	93.30	71.84	1.03
30-Jun-22	4,428	153.45	118.15	1.58
1-Apr-23	104,998	11.25	7.91	2.33
31-Oct-23	64,997	11.25	7.91	2.92
29-Jan-25	46	106.50	76.43	4.17
25-Aug-25	340	106.50	76.43	4.74
23-Sep-25	11	106.50	76.43	4.82
10-Feb-26	1,553	106.50	76.43	5.20
19-May-26	4	106.50	76.43	5.47
23-May-26	9	106.50	76.43	5.48
3-Mar-27	1,256	106.50	76.43	6.26
31-Jul-27	159	106.50	76.43	6.67
3-Nov-27	133	106.50	76.43	6.93
7-Nov-29	56,483	7.50	5.38	8.94
20-Apr-30	4,665	7.05	5.06	9.39
	250,768	16.20	11.79	4.06

Of the 250,768 options outstanding as at November 30, 2020 (August 31, 2020 – 253,121), 203,581 are exercisable as at November 30, 2020 (August 31, 2020 – 191,730). During the three months ended November 30, 2020, share-based compensation expense for the Company’s stock options was $49,054 (2019 – $9,573).

20.	Restricted share units

The Omnibus Plan allows the Company to award restricted share units to officers, employees, directors and consultants of the Company and its subsidiaries upon such conditions as the board may establish, including the attainment of performance goals recommended by the Company’s compensation committee. The purchase price for common shares of the Company issuable under each Restricted Share Unit (“RSU”) award, if any, shall be established by the board at its discretion. Common shares issued pursuant to any RSU award may be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals established by the board.

The TSXV requires the Company to fix the number of common shares to be issued in settlement of awards that are not options. The maximum number of common shares available for issuance pursuant to the settlement of RSUs shall be an aggregate of 750,542 common shares.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

20.	Restricted share units (cont’d)

The Company’s outstanding RSUs are as follows:

Number
#

Balance, August 31, 2019 and November 30, 2019	-

Balance, August 31, 2020	402,372
Granted	322,547
Vested	(66,666)
Cancelled	-
Balance, November 30, 2020	658,253

In November 2020, the Company granted 322,547 RSUs pursuant to the Company’s incentive plan to a former officer and key management employees. The fair value of these RSUs was estimated based on the closing price of CAD$8.85 – CAD$9.82 for a total fair value on date of grant of CAD$3,130,180. Of the 322,547 RSUs granted, 75,944 were severance compensation to a former officer. As these RSUs were issued as severance compensation, the grant date fair value of CAD$713,874 ($550,896) was recognized on the grant date. The fair value of the remaining RSUs will be recognized as stocked-based compensation expense over the vesting period, which is generally three years.

During the three months ended November 30, 2020, share-based compensation expense for the Company’s RSUs was $1,039,584 (2019 – $nil).

21.	Capital management

The Company considers its capital to be its shareholders’ equity.

As at November 30, 2020, the Company had shareholders’ equity (deficit) before non-controlling interests of $(5,397,539) (August 31, 2019 – equity of 45,907). The Company’s objective when managing its capital is to seek continuous improvement in the return to its shareholders while maintaining a moderate to high tolerance for risk. The objective is achieved by prudently managing the capital generated through internal growth and profitability, through the use of lower cost capital, including raising share capital or debt when required to fund opportunities as they arise.

The Company may also return capital to shareholders through the repurchase of shares, pay dividends or reduce debt where it determines any of these to be an effective method of achieving the above objective. The Company does not use ratios in the management of its capital. There have been no changes to management’s approach to managing its capital during the three months ended November 30, 2020 and 2019.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

22.	Commitments and contingencies

(a)	Royalty expenses

Royalty expenses relate to royalties paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of the Eden Games’ products. Eden Games has royalty agreements to utilize trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of its products. Eden Games has committed to pay royalties ranging from 4% to 25% of revenues after certain thresholds have been met, in connection with the underlying license agreements. Royalty expenses were €nil for the three months ended November 30, 2020 and 2019.

(b)	Consulting contracts

Under the terms of a consulting agreement dated July 27, 2017, the Company is committed to pay to certain employees of Eden Games, nine months’ severance in the event of termination, amounting to £144,500 ($175,911). If revenue from the Eden Games mobile app exceeds specified amounts, a bonus shall be paid up to a maximum of £100,000 ($121,561) on an annual basis. As no triggering events have taken place related to the contingencies to November 30, 2020, no provision has been made in these interim condensed consolidated financial statements.

(c)	Litigation and arbitration

In April 2020, the Company announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provides for the acquisition of 100% of Allinsports in exchange for the issuance of 966,667 common shares of the Company. The purchase agreement included the requirement of $1.2 million to be advanced against the purchase price. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the failure to provide audited financial statements, had not been satisfied.

In response, in November 2020, the shareholders of Allinsports commenced arbitration in Ontario seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 966,667 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports are seeking US$20,000,000 in damages. The Company will defend itself vigorously in this proceeding.

On January 21, 2021, eight former shareholders of Winview filed a Complaint in Delaware Chancery Court against four Winview directors (David Lockton, et al. v. Thomas S. Rogers, et al.) alleging that the defendants breached their fiduciary duties in connection with the sale of Winview to Engine. The relief sought includes rescission of the sale of Winview to Engine and compensatory damages. The Company does not believe that the action has merit and neither the Company nor Winview have been named as parties to this action. Under the March 9, 2020 Business Combination Agreement pursuant to which the Company acquired Winview, the Company agreed to indemnify Winview’s directors for any claims arising out of their service as directors for Winview.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations or liquidity.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

23.	Discontinued operations

On November 3, 2020, the Company, following a detailed strategic review in connection with the merger of Torque Esports, Frankly and WinView, announced that it has completed the sale of IDEAS+CARS, The Race Media, WTF1, Driver DataDB and Lets Go Racing (collectively the “Motorsport Group”) to Ideas + Cars Holdings Limited, a third party investment group based in the UK. As a result, the Company is eliminating its funding obligations related to the cost of maintaining and growing these auto media businesses and certain accrued liabilities. Accordingly, the operational results for this group have been presented as a discontinued operation.

Consideration transferred for the Motorsport Group was as follows:

Amount
$
Consideration received or receivable:
Accounts payable assumed	101,322
Deferred purchase consideration of LGR	333,503
Fair value of contingent consideration	1,321,281
Total disposal consideration	1,756,106
Carrying amount of net assets sold	(2,334,303)
Loss on disposal before income tax and reclassification of foreign currency translation reserve	(578,197)

Reclassification of foreign currency translation reserve	(100,734)
Loss on disposal of Motorsports	(678,931)

The net assets of the Motorsport Group as at the date of sale were as follows:

Amount
$
Carrying amounts of assets as at the date of sale:
Cash and cash equivalents	(24,348)
Restricted cash	-
Accounts and other receivables	126,590
Government remittances	25,095
Prepaid expenses and other	24,113
Property and equipment	47,416
Intangible assets	3,066,457
Total assets of disposal group	3,265,323

Carrying amount of liabilities directly associated with assets as at the date of sale:
Accounts payable and accrued liabilities	931,020
Total liabilities of disposal group	931,020

Net assets of disposal group	2,334,303

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

23.	Discontinued operations (cont’d)

The operating results and net cash flows of the Motorsports Group for the three months ended November 30, 2020 and 2019 are presented as discontinued operations as follows:

	2020	2019
	$	$
Revenues
Advertising revenue	90,934	-

Operating expenses
Salaries and wages	212,546	73,593
Consulting	267,933	27,036
Professional fees	22,681	38,309
Sponsorships and tournaments	203,637	1,828,587
Advertising and promotion	1,740	9,583
Office and general	7,374	55,503
Technology expenses	86,590	32
Amortization and depreciation	201,335	1,615
Share-based payments	-	-
Interest expense	572	(56)
(Gain) loss on foreign exchange	36,741	(7,438)
Net loss from discontinued operations	(950,215)	(2,026,764)

24.	Segmented information

Information reported to the Company’s Chief Executive Officer, the Chief Operating Decision Maker (“CODM”), for the purposes of resource allocation and assessment of segment performance is focused on the category of services for each type of activity. The principal categories of services are E-Sports, Media and Advertising, and Corporate and Other. The Group’s reportable segments under IFRS 8 are therefore as follows:

E-Sports	-	Services related to competitive organized video gaming or sporting events;
Media and Advertising	-	Platform and advertising services provided to other broadcasters, primarily local TV and radio broadcasters;
Corporate and Other	-	Services provided to other businesses and other revenues;

The Corporate and Other segment primarily consists of support costs not allocated to the two other segments.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

24.	Segmented information (cont’d)

The following is an analysis of the Company’s revenue and results by reportable segment for the three months ended November 30, 2020:

	E-Sports	Media and Advertising	Corporate and Other	2020 Total
	$	$	$	$
Revenue
External sales	762,941	6,703,450	-	7,466,391

Results
Segment loss	(2,697,438)	(1,392,595)	-	(4,090,033)

Central administration costs	-	-	3,309,789	3,309,789
Other gains and losses	(2,352)	(3,693)	(3,467,236)	(3,473,281)
Finance costs	59,571	186,990	161,529	408,090
Loss before tax	(2,754,657)	(1,575,892)	(4,082)	(4,334,631)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Share of net loss of associate	-	-	(66,686)	(66,686)
Discontinued operations	(950,215)	-	(678,931)	(1,629,146)
Non-controlling interest in net loss	-	-	31,030	31,030
Net loss	(3,704,872)	(1,575,892)	(718,669)	(5,999,433)

The following is an analysis of the Company’s revenue and results by reportable segment for the three months ended November 30, 2019:

	E-Sports	Media and Advertising	Corporate and Other	2019 Total
	$	$	$	$
Revenue
External sales	807,983	-	265	808,248

Results
Segment loss	(889,819)	-	265	(889,554)

Central administration costs	-	-	2,286,322	2,286,322
Other gains and losses	1,371	-	2,607,803	2,609,174
Finance costs	1,880	-	272,597	274,477
Loss before tax	(893,070)	-	(5,166,457)	(6,059,527)
Income tax	-	-	-	-
Gain (Loss) for the year from:
Discontinued operations	(2,026,764)	-	-	(2,026,764)
Non-controlling interest in net loss	-	-	35,100	35,100
Net loss	(2,919,834)	-	(5,131,357)	(8,051,191)

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

24.	Segmented information (cont’d)

Geographical breakdown

	North America	United Kingdom	European Union	Total
	$	$	$	$
August 31, 2020
Assets	48,230,804	2,896,582	2,288,091	53,415,477
Long-term assets	37,664,748	2,507,761	1,067,495	41,240,004

November 30, 2020
Assets	45,816,386	-	1,545,642	47,362,028
Long-term assets	36,423,177	-	268,288	36,691,465

25.	Related party transactions and balances

(a)	Key management compensation

Key management includes the Company’s directors, officers and any consultants with the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management for the three months ended November 30 includes the following:

	2020	2019
	$	$

Total compensation paid to key management	534,738	106,670
Share based payments	895,814	7,209

Total compensation paid to key management is recorded in consulting fees, salaries and wages and share based payments in the consolidated statement of loss and comprehensive loss for the three months ended November 30, 2020 and 2019. As discussed in Note 20, of the 322,547 RSUs granted in the three months ended November 30, 2020, 75,944 were severance compensation to a former officer. As these RSUs were issued as severance compensation, the grant date fair value of CAD$713,874 ($550,896) was recognized as share based payments expense on the grant date.

Amounts due to related parties as at November 30, 2020 with respect to the above fees were $72,000 (August 31, 2020 – $275,502). The amounts due to related parties are recorded within accounts payable and accrued liabilities on the consolidated statement of loss and comprehensive loss. These amounts are unsecured, non-interest bearing and due on demand.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

26.	Financial instruments and risk management

(a)	Financial risk management objectives and policies

The Company’s activities expose it to a variety of financial risks including foreign currency risk, interest rate risk, credit risk, and liquidity risk. These financial instrument risks are actively managed by the Company under the policies approved by the Board of Directors. The principal financial risks are managed by the Company’s finance department, within Board approved policies and guidelines. On an ongoing basis, the finance department actively manages market conditions with a view to minimizing the exposure of the Company to changing market factors, while at the same time limiting the funding costs to the Company.

(b)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company uses information supplied by independent rating agencies where available, and if not available, the Company uses other publicly available financial information and its own records to rate its customers.

Credit risk arises from cash and deposits with banks as well as credit exposure to outstanding receivables, the carrying amounts represent the Company’s maximum exposure to credit risk.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company establishes an allowance for doubtful accounts that represents its estimate of expected losses in respect of accounts receivable. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets.

The Company’s accounts receivable are concentrated among customers in the media and broadcasting industry, which may be affected by adverse economic factors impacting that industry. The Company performs ongoing credit evaluations of its major customers, maintains reserves for expected credit losses, and does not require any collateral deposits.

As at November 30, 2020 one customer (August 31, 2020 – one) accounted for greater than 10% of the Company’s accounts receivable balance. In total, this one customer (August 31, 2020 – one) accounted for 19% of the Company’s accounts and other receivables balance as at November 30, 2020 (August 31, 2020 – 13%). During the three months ended November 30, 2020, one (2019 – three) customers represented 58% (2019 – 50%) of total revenue.

The below table reflects the aging of the Company’s aging by invoice date of gross trade accounts receivable and allowance for doubtful accounts as at November 30, 2020:

	0 - 30	31 - 60	61 - 90	91+	Total

Trade accounts receivable	2,580,912	1,140,837	659,502	1,657,922	6,039,173
Allowance for doubtful accounts	1,500	1,500	-	870,038	873,038
% Allowance	0%	0%	0%	52%	14%

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

26.	Financial instruments and risk management (cont’d)

(c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. The Company manages liquidity risk by continuously monitoring forecasted and actual cash flows and matching maturity profiles of financial assets and liabilities. The Company seeks to ensure that it has sufficient capital to meet short term financial obligations after taking into account its operating obligations and cash on hand.

The Company’s policy is to seek to ensure adequate funding is available from operations and other sources, including debt and equity capital markets, as required.

	< 1 year	1-2 years	3-5 years
	$	$	$

Accounts payable and accrued liabilities	17,378,824	-	-
Players liability account	340,911	-	-
Lease obligation	189,874	337,634	-
Line of credit	4,979,877	-	-
Long-term debt	97,871	66,730	-
Promissory notes payable	2,018,100	-	-
Convertible debt	-	16,253,594	-

(d)	Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to fair value risk with respect to debt which bear interest at fixed rates.

(e)	Foreign exchange rates

The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to fluctuations of financial instruments related to cash, accounts and other receivables, and accounts payable denominated in Euros and GBP, as well as debt denominated in Canadian dollars.

(f)	Fair value hierarchy

The following tables combine information about:

●	classes of financial instruments based on their nature and characteristics;
●	the carrying amounts of financial instruments;
●	fair values of financial instruments (except financial instruments when carrying amount approximates their fair value); and
●	fair value hierarchy levels of financial assets and financial liabilities for which fair value was disclosed.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

As at November 30, 2020:

Carrying value at November 30, 2020	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	2,726,563
Restricted cash	-	-	-	340,911
Accounts and other receivables	-	-	-	5,222,659
Government remittances	-	-	-	1,021,425
	-	-	-	9,311,558

Carrying value at November 30, 2020	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	17,378,824
Players liability account	-	-	340,911
Line of credit	-	-	4,979,877
Long-term debt	-	-	164,601
Promissory notes payable	-	-	2,018,100
Deferred purchase consideration	-	-	-
Convertible debt	-	16,253,594	-
	-	16,253,594	24,882,313

As at August 31, 2020:

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	5,243,278
Restricted cash	-	-	-	388,587
Accounts and other receivables	-	-	-	3,845,890
Government remittances	-	-	-	1,125,912
	-	-	-	10,603,667

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	17,144,346
Players liability account	-	-	388,587
Line of credit	-	-	4,919,507
Long-term debt	-	-	230,932
Promissory notes payable	-	-	3,818,920
Deferred purchase consideration	-	-	333,503
Convertible debt	-	10,793,459	-
	-	10,793,459	26,835,795

A summary of instruments, with their classification in the fair value hierarchy is as follows:

	Level 1	Level 2	Level 3	Fair value as at November 30, 2020
	$	$	$	$

Convertible debt	-	-	16,253,594	16,253,594
	-	-	16,253,594	16,253,594

	Level 1	Level 2	Level 3	Fair value as at August 31, 2020
	$	$	$	$

Convertible debt	-	-	10,793,459	10,793,459
	-	-	10,793,459	10,793,459

Some of the Company’s financial assets and financial liabilities are measured at fair value at the end of each reporting period.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

26.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique and key inputs used).

Financial assets / financial liabilities	Valuation technique	Key Inputs	Relationship and sensitivity of unobservable inputs to fair value
Convertible debt	The fair value of the convertible debentures as at November 30, 2020 has been calculated using a binomial lattice methodology.

Key observable inputs

Share price (USD $6.77)

Risk-free interest rate (0.15% to 0.16%)

Dividend yield (0%)

Key unobservable inputs

Credit spread (10.71% to 10.73%)

Discount for lack of marketability (35%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

Convertible debt	The fair value of the convertible debentures as at August 31, 2020 has been calculated using a binomial lattice methodology.	Key observable inputs Share price (USD $8.92) Risk-free interest rate (0.14%) Dividend yield (0%) Key unobservable inputs Credit spread (18.35%) Discount for lack of marketability (47%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

There has been no change to the valuation technique during the year. There were no transfers between Levels 1, 2 and 3 during the year.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

27.	Subsequent events

The Company has evaluated subsequent events from the balance sheet date through February 1, 2021, the date at which the interim condensed consolidated financial statements were available to be issued, and determined there were no additional items to be disclosed except for the transactions described below.

(a)	Amendment of credit facility

In December 2020, the Company amended the $5,000,000 revolving term line of credit (“EB Loan”). In connection with the amendment, the maturity date of the EB Loan was extended from January 5, 2021 until January 5, 2022. Additionally, the Company guaranteed the obligations under the EB Loan and has granted a security interest in favour of the Lender over the assets of the Company. In consideration of the extension of the maturity date, the Company has agreed to issue to the Lender an aggregate of 6,666 common shares in the capital of the Company at a deemed price per share equal to $5.77 and an amendment fee of $100,000 which forms part of the outstanding principal under the EB Loan. The Bonus Shares issuable will be subject to a hold period expiring four months and a day following the date of issuance.

In January 2021, the Company further amended the EB loan such that in lieu of repayment of the loan due to the Company completing an equity financing of at least $15 million (see note 27(d), the $5 million principal amount of the EB loan will now be subject to a secured convertible debenture. The convertible debenture is convertible into units of the Company at a conversion price of $10.25 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of $15.00 per share for a period of three years from the issuance of the convertible debenture.

(b)	Shares for debt transaction

In December 2020, the Company settled outstanding debt of CAD$294,000 with two arm’s length creditors by issuing 40,000 common shares of the Company at a deemed price of CAD$7.35 per share. The amount of indebtedness represents an outstanding balance of consulting fees and expense reimbursement owed to former consultants to the Company.

(c)	Retirement of convertible debentures in exchange for issuance of common shares and warrants

In January 2021, the Company completed convertible debenture settlements of an aggregate principal amount of $10,726,393 of its convertible debentures in exchange for the issuance of 1,430,186 units at a deemed price of $7.50 per unit, with each such unit consisting of a common share and three-quarters (3/4) of a warrant, with each whole warrant exercisable into a common share at an exercise price of $15 per share for a period of three years. Included in the debt settlements was the $3,000,000 convertible debenture that was issued in connection with the Company’s acquisition of a 20% equity interest in One Up LLC.

(d)	Issuance of Units for $17.8 million of gross proceeds

In January 2021, the Company closed on the issuance of 2,371,747 units (the “Units”) for gross proceeds of $17,788,105 of a non-brokered private placement. Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (a “Warrant”). Each whole Warrant entitles the holder to acquire one additional share of the Company at a price of US$15.00 per share for a period of 3 years provided that: (i) if the common shares are listed for trading on NASDAQ, (ii) the Company completes an offering of securities under a short form prospectus for an aggregate amount of at least US$30,000,000, and (iii) the closing price of the common shares on NASDAQ is US$30.00 or greater for a period of 15 consecutive trading days, then the Company may accelerate the expiry date of the Warrants to the 30th day after the date written notice is provided to the holders.

Engine Media Holdings, Inc. Notes to the Interim Condensed Consolidated Financial Statements For the three months ended November 30, 2020 and 2019 (Expressed in United States Dollars) (Unaudited)

27.	Subsequent events (cont’d)

(d)	Issuance of Units for $17.8 million of gross proceeds (cont’d)

The proceeds of the offering will be allocated to marketing and advertising of the Company’s product offerings, product development initiatives for UMG, WinView and Stream Hatchet, and general working capital purposes.

The Company paid cash commissions to eligible finders under the offering totaling $490,641 and also issued the following securities as partial payment of commissions to finders: 49,700 Units; and, 114,987 finders warrants, with each finder warrant exercisable into a common share at an exercise price of US$15.00 per share for 3 years subject to the same acceleration terms described above.

All securities issued under the Offering are subject to a hold period of four months and one day from the closing.